Exhibit 99.1
For Immediate Release

Contact:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

ROBIN E. ROBESON JOINS GUARANTY BANK AS NEW CHIEF OPERATING OFFICER

SPRINGFIELD, MO–(July 30, 2012)–Shaun A. Burke, President and CEO of Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company for Guaranty Bank, is pleased to announce the addition of Robin E. Robeson as Executive Vice President, Chief Operating Officer for Guaranty Bank.  As COO, Robeson will be responsible for the development, direction, and management of the administrative functions of the bank to effectively grow the organization and to ensure financial strength and operating efficiency.

“We are very impressed with Robin and her successful, well-rounded management experience in the healthcare, technology and financial services industries.  Our Board is confident that she will deliver positive results for our company through a focus on top-line revenue generation, growth in banking relationships, and operational efficiencies,” said Burke.

Robeson, who has over 15 years of local management experience, is also very involved in the community.  She currently serves as a Board Member for City Utilities of Springfield and the Ozarks Transportation Organization.  She is a graduate of Leadership Springfield Class XIII, and has been recognized by the Springfield Business Journal as one of the “20 Most Influential Women in Business” and been named a “40 Under 40” honoree.

Burke added, “We have a solid foundation of people and systems for Robin to build on.  Her leadership will enable us to not only continue to deliver exemplary service and competitive products to maximize our opportunities in the marketplace, but to take our company to the next level.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; and fluctuation in inflation.